Exhibit 10.23

March 10, 2026

Bryant Park

[* * *]

Dear Bryant:

PlusAI, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. The Company is offering you a position as VP of Corporate Development. You will report to the Company’s Chief Financial Officer, Steve Spinner. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. You represent that you have no agreement with a prior employer that may restrict your ability to work at Plus. If you have any provisions restricting your work, even if you think they do not apply or are unenforceable, please be sure to let us know. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation. The Company will pay you a starting salary at the rate of $340,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3. Discretionary Annual Bonus. If you are hired prior to November 1st, you will be eligible for a discretionary annual cash bonus for the fiscal year (January 1 to December 31). You will be eligible for such bonus with a target rate of 30% of your base salary, pro-rated based on your hire date, provided the Company achieves pre-established performance goals. Your actual annual bonus earnings will be calculated based on your individual performance rating as determined in the Company’s sole discretion. Annual bonuses are paid on or before March 15th of the following fiscal year. You must remain employed by the Company on the date of payment to earn an annual bonus. Discretionary annual bonus targets are reviewed each fiscal year and are subject to reduction or change.

4. Employee Benefits. As an employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits in accordance with the Company’s policies in effect from time to time. In addition, you will be entitled to paid time off in accordance with the Company’s vacation policy, as in effect from time to time.

5. RSU Grant. Subject to approval by the Board of Directors of Plus Automation, Inc. (the ultimate parent of the Company, referred to as “Plus Automation”), Plus Automation will grant you an award of restricted stock units (“RSUs” and such award, the “Initial RSU Award”) covering 2,000,000 shares of Plus Automation class A common stock. It will be recommended to the Plus Automation Board of Directors that this RSU award be subject to two requirements: time-based vesting and the occurrence of an IPO (or other liquidity event). First, your shares will be scheduled to time-based vest as follows: 1/4 of the shares subject to the Initial RSU Award after 3 months of continuous service, with the remaining shares time-based vesting monthly over the following 9 months of continuous service. Second, an IPO or other specified liquidity event (as will be described in the RSU award agreement) must occur within 7 years from the date of the grant of shares. You acknowledge that you will not have the right to receive this RSU award unless and until it is approved by the Plus Automation Board of Directors. The terms and conditions of this RSU award will be governed by the applicable Plus Automation RSU documentation.

6. Change in Control - Related Acceleration. Subject to the terms and conditions of Exhibit A to this letter agreement and the approval of the Board of Directors of Plus Automation, including the definitions of terms therein, in the event of that your employment with the Company, Plus Automation or Plus Automation’s other subsidiaries or parent entities (together, the “Company Group”) is terminated either (a) by the Company Group without Cause and other than due to your death or Disability (provided that the transfer of your employment to another member of the Company Group shall not be deemed to constitute the Company’s termination of your employment with the Company Group), or (b) by you for Good Reason (each, a “Qualifying Termination”), and such Qualifying Termination occurs during the period beginning on the date three (3) months prior to a Change in Control and ending on (and inclusive of) the date that is the one (1) year anniversary of a Change in Control (the “Change in Control Period”), then 100% of the then-unvested and outstanding portions of the Initial RSU Award will vest in full.

7. Employment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Employment Agreement, which describes, among other provisions, your obligations pertaining to the Company’s confidential and proprietary information and the Company will submit any disputes about your employment to arbitration.

8. Background Check. The Company also requires you to submit to a background check, which will be conducted consistent with applicable laws and deemed completed in the Company’s sole discretion.

9. Employment Relationship. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or advance notice. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

10. Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

11. Interpretation, Amendment and Enforcement. This letter agreement supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitutes the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating this letter agreement. This offer, if not accepted, will expire at the close of business on March 12, 2026. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before March 23, 2026. Please note this offer is confidential and proprietary to the Company.

Very truly yours,

PLUSAI, INC.

By:	/s/ David Liu
Title:	Chief Executive Officer

I have read and accept this employment offer:

/s/ Bryant Park
Bryant Park

Dated:	3/10/2026

EXHIBIT A TO OFFER LETTER

CERTAIN DEFINED TERMS, RELEASE, SECTION 409A PROVISIONS

1. Definitions. For purposes of this Exhibit A and the letter agreement to which this Exhibit A is attached (the “Offer Letter” and together with this Exhibit A, the “Agreement”), the following terms will have the following meanings:

a. Cause. “Cause” means any one or more of the following: (a) your material failure to perform your stated duties, and your continued failure to cure such failure within ten (10) days following written notice of such failure to you from the Company Group; provided, however, that you need not be provided with more than one opportunity to cure the same type of failure in any rolling twelve (12) month period; (b) your material violation of a material written policy (or portion thereof) of any member of the Company Group applicable to you (including, without limitation, any ethics or insider trading policy) or any material agreement (or portion thereof) or covenant with a Company Group member; (c) your conviction of, or entry of a plea of guilty or nolo contendere to, a felony; (d) a willful act by you that constitutes gross misconduct; (e) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct (other than inadvertent immaterial acts that are promptly cured following written notice) against the Company (or any member of the Company Group); (f) the unauthorized use or disclosure by you of any proprietary information or trade secrets of the Company Group or any other party to whom you owes an obligation of nondisclosure as a result of your relationship with the Company Group, including, without limitation, your violation of your Proprietary Information and Inventions Agreement or any similar agreement; (g) your failure to cooperate with an internal or government investigation or formal proceeding; (h) upon advice from counsel, any act causing substantial reputational harm to any member of the Company Group; or (h) your commission of improprieties relating to the Company’s financial accounting; or (i) your breach of your fiduciary duty owed to the Company Group or the stockholders of any member of the Company Group.

b. Change in Control. “Change in Control” means the first occurrence of any of the following events on or after your employment start date:

i. Change in Ownership of Plus Automation. A change in the ownership of Plus Automation which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of Plus Automation that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of Plus Automation; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of Plus Automation prior to such additional acquisition, will not be considered a Change in Control. Further, if the stockholders of Plus Automation immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of Plus Automation’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of Plus Automation or of the ultimate parent entity of Plus Automation, such event shall not be considered a Change in Control under this Section 1(b)(i) of this Exhibit A. For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own Plus Automation, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

ii. Change in Effective Control of Plus Automation. If Plus Automation has a class of securities registered pursuant to Section 12 of the U.S. Securities Exchange Act of 1934, as amended, a change in the effective control of Plus Automation which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this Section 1(b)(ii) of this Exhibit A, if any Person is considered to be in effective control of Plus Automation, the acquisition of additional control of Plus Automation by the same Person will not be considered a Change in Control; or

iii. Change in Ownership of a Substantial Portion of Plus Automation’s Assets. A change in the ownership of a substantial portion of Plus Automation’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from Plus Automation that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of Plus Automation immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this Section 1(b)(iii) of this Exhibit A, the following will not constitute a change in the ownership of a substantial portion of Plus Automation’s assets: (a) a transfer to an entity that is controlled by Plus Automation’s stockholders immediately after the transfer, or (b) a transfer of assets by Plus Automation to: (i) a stockholder of Plus Automation (immediately before the asset transfer) in exchange for or with respect to Plus Automation’s stock, (ii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by Plus Automation, (iii) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of Plus Automation, or (iv) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this Section 1(b)(iii) of this Exhibit A. For purposes of this Section 1(b)(iii) of this Exhibit A, gross fair market value means the value of the assets of Plus Automation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Change in Control definition under Section 1(b) of this Exhibit A, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Plus Automation.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A. Further, and notwithstanding the foregoing, none of the consummations of the Domestication, the First Merger, or the Second Merger (as such terms are defined in the Merger Agreement), whether alone or in any combination thereof, will constitute a Change in Control.

Further and for purposes of clarity, a transaction will not constitute a Change in Control if: (x) its sole purpose is to change the jurisdiction of Plus Automation’s incorporation, or (y) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held Plus Automation’s securities immediately before such transaction.

c. Code. “Code” means the Internal Revenue Code of 1986, as amended.

d. Disability. “Disability” means total and permanent disability as defined in Section 22(e)(3).

e. Good Reason. “Good Reason” means the termination of your employment with the Company Group by you, within thirty (30) days following the expiration of any Company Group cure period (discussed below) following the occurrence of one or more of the following, without your consent: (i) a material reduction of your title, duties, authority, or responsibilities, relative to your title, duties, authority, or responsibilities as in effect immediately prior to such reduction; provided, however, that a reduction in authority, duties, or responsibilities primarily by virtue of the Company being acquired and made part of a larger entity whether as a subsidiary, business unit or otherwise (as, for example, when the Chief Marketing Officer of the Company or Plus, as applicable, remains as such following an acquisition where Plus (or the Company, as applicable) becomes a wholly owned subsidiary of the acquiror, but is not made the Chief Marketing Officer of the acquiring corporation) will not constitute “Good Reason” (ii) a material reduction by the Company Group of your annual base salary, except to the extent the base salaries of all other senior executives of the Company Group are similarly reduced but in no event to exceed 25% (10% for reductions occurring within a Change in Control Period); (iii) a change in the geographic location of your primary work location by more than fifty (50) miles (other than a change (A) by you of your primary residence, or (B) pursuant to any governmental work from home, shelter in place, or similar order or recommendation); and (iv) the failure of a successor entity to Plus Automation or the Company to assume the obligations of Plus Automation or the Company under this Agreement. Notwithstanding the preceding, clause (1) of the preceding sentence will not apply to any act or termination of employment that occurs outside of a Change in Control Period. In order for the termination of your employment with the Company Group to be for Good Reason, you must not terminate employment with the Company Group without first providing written notice to the Company of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a cure period of thirty (30) days following the date of written notice (the “Cure Period”), the grounds must not have been cured during that time, and you must terminate employment with the Company Group within thirty (30) days following the Cure Period.

f. Section 409A. “Section 409A” means Code Section 409A and the Treasury Regulations and guidance thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.

2. Release Requirements. Your receipt of any severance payments or benefits upon a Qualifying Termination under the Agreement is subject to your signing and not revoking the Company Group’s then standard separation agreement and release of claims (the “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following the date of the Qualifying Termination (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, you will forfeit any right to the severance payments or benefits under the Agreement.

3. Payment Timing of Accelerated Initial RSU Award. Any portion of the Initial RSU Award that accelerates vesting under the Agreement will be settled, subject to any delay required by below (or the terms of the Initial RSU Award agreement or other Company Group plan, policy, or arrangement governing the settlement timing of the Initial RSU Award to the extent such terms specifically require any such delay in order to comply with the requirements of Section 409A, as applicable), (a) on a date within ten (10) days following the date the Release becomes effective and irrevocable, or (b) if later, in the event of a Qualifying Termination that occurs prior to a Change in Control, on the date of completion of the Change in Control (or such earlier date, not earlier than 30 days prior to the Change in Control, as determined by Plus Automation if such date would not result in a violation of Section 409A).

4. Section 409A.

a. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms in this Agreement will be interpreted in accordance with this intent. No payments or benefits to be provided to you, if any, under this Agreement or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. To the extent required to be exempt from or comply with Section 409A, references to the termination of your employment or similar phrases used in this Agreement will mean your “separation from service” within the meaning of Section 409A. Each payment, installment, and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulations Section 1.409A-2(b)(2). In no event will you have any discretion to choose your taxable year in which any payments or benefits are provided under this Agreement. In no event will the Company Group or any affiliate of the Company Group have any responsibility, liability or obligation to reimburse or indemnify you or hold you harmless for any taxes, penalties or interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.

b. Notwithstanding any provisions to the contrary in this Agreement, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service (other than due to death), then any payments or benefits under this Agreement that constitute Deferred Payments payable within the first six (6) months after your separation from service instead will be payable on the date six (6) months and one (1) day after your separation from service; provided that in the event of your death within such six (6) month period, any payments delayed by this Section will be paid in a lump sum as soon as administratively practicable after the date of your death. To the extent that your payments and benefits under this Agreement are not subject to the delay specified in the prior sentence, but your Qualifying Termination occurs at a time during the year whereby the Release Deadline Date will occur in the year immediately following the year in which the Qualifying Termination occurs, then any payments or benefits under this Agreement that constitute Deferred Payments that otherwise would be payable prior to the Release Deadline Date instead will be paid on the Release Deadline Date or such later date as required under this Agreement.